Exhibit 14.1

Loral Space & Communications Inc.

CODE OF CONDUCT

Revised

as of December 8, 2017

Updated

as of December 6, 2018

and

as of January 7, 2020

Table of Contents

1. INTRODUCTION	1
A. General Policy	1
B. Scope	1
C. Violations of the Code	2
2. EMPLOYMENT PRACTICES	2
A. Equal Employment Opportunity; Non-Discrimination; Harassment	2
B. Environmental Safety	4
3. BUSINESS CONDUCT OF ASSOCIATES	4
A. Compliance with Laws, Rules and Regulation	4
B. Avoidance of Personal Conflicts of Interest	5
C. Corporate Opportunities	6
D. Insider Trading	7
E. Proprietary Information/Trade Secrets	7
F. Fair Dealing	9
G. Entertainment, Gifts and Gratuities	9
H. Marketing Activities	10
I. Special Requirements When Marketing and Contracting with the Federal Government	11
J. Proper and Timely Reporting of Public Documents	17
K. Internal Controls	17
L. Accuracy of Documentation	18
M. Producing Quality Products	18
N. Company Funds and Property	19
O. Following Security Guidelines	20
P. Record Retention	20
Q. Social Media	20
4. WAIVERS OF THE CODE	21
5. ADDITIONAL PROCEDURES FOR THE CEO, PRESIDENT AND SENIOR FINANCIAL OFFICERS	21
6. CERTAIN RULES AND REGULATIONS	22
A. Foreign Corrupt Practices Act	22
B. Export Control Laws	24
C. Economic Sanctions Measures	26
7. REPORTING, INVESTIGATING AND ENFORCEMENT	29
A. Code of Conduct Violations	29
B. Employment Practices Violations	31
C. Anonymous Ethics Hotline.	32

1.      INTRODUCTION

This Code of Conduct (this “Code”) sets forth the legal and ethical standards to which all directors, officers, employees, temporary employees, independent contractors and consultants in their capacity as such (the “associates”) of Loral Space & Communications Inc. and its subsidiaries (“Loral” or the “Company”) are required to adhere.  All associates are expected to comply with this Code.  This Code serves as a guide to associates for the proper recognition and resolution of ethical and legal issues encountered in conducting the Company’s business and in making decisions that conform to ethical and legal standards.  This Code may be modified from time to time, without prior notice, as the Company’s Board of Directors deems appropriate.

A.   General Policy

It is the standard of conduct and express policy of Loral that all dealings with our customers, suppliers, competitors, partners and co-workers are conducted with the highest level of ethical behavior and in complete compliance with the spirit and the letter of applicable laws and regulations.  This is important in our dealings with commercial companies as well as with the United States government and foreign governments.

Improper activities, or even the appearance of impropriety, could result in serious consequences to the Company and the associates involved in such activities.  An associate’s adherence to this policy is a significant indicator of the individual’s judgment and competence and will be taken into consideration when evaluating future assignments and promotions.  Insensitivity to, or disregard for, the principles set forth in this Code will be grounds for appropriate disciplinary action, including dismissal.

Loral’s objective is to excel as a responsible and reputable business.  In attaining this objective, no associate shall, on behalf of Loral or while a Loral associate, engage in any conduct that violates any law or is otherwise inconsistent with the highest levels of honesty and integrity.  Complex laws and regulations govern the environment in which Loral does business.  This Code outlines key aspects of those laws and regulations as well as relevant Loral policy.

Individual associates may require additional training in certain areas to ensure compliance.  If, for example, you have contact with representatives of foreign organizations, you must ensure that you are familiar with import and export regulations, embargo and trade sanction laws and the provisions of the Anti-Boycott Act and the Foreign Corrupt Practices Act.  If you have any questions about the applicability of any laws to your actions, you should consult with Loral legal counsel.

B.   Scope

Associates with supervisory responsibilities must ensure that employees under their direction or control are acquainted with this Code.  Directors and officers should also be aware that there are special legal requirements not covered by this Code that apply to corporate fiduciaries.  Conduct contrary to these guidelines is outside the scope of any employee’s employment.

In addition to compliance with all legal requirements, each Loral associate must adhere to the overriding ethical and professional standards that generally govern the conduct of business.  The Company’s interests are not served by any unethical practice or activity even though such practice or activity may not be in technical violation of the law.  The scope of this Code may not include all Loral policies and practices to which associates are required to adhere.  In instances in which other such policies and practices appear to conflict with those set forth in this Code, associates must follow the more restrictive policy or practice.

Associates should consider this Code as a baseline, or a minimum requirement, which must always be followed.  If at any time you are in doubt about whether a particular provision applies to your conduct or about any aspect of your compliance responsibilities, you should contact your manager or supervisor, or use other resources described in this Code to address your concern.

C.   Violations of the Code

Any violation of the applicable laws and regulations or principles of ethics set forth in this Code will be grounds for disciplinary action or discharge from employment and may subject the associate or former associate to civil liability and/or criminal prosecution under applicable law.  Disciplinary action may be taken not only against those who authorize or participate directly in such violation, but also against: (i) any associate who deliberately fails to report a violation as required by the policy; (ii) any associate who deliberately withholds material and relevant information concerning a violation; or (iii) the violator’s supervisor and manager, to the extent that there is inadequate leadership, supervision or diligence.

Please see Section 7 of the Code below for procedures for reporting of violations.

2.      EMPLOYMENT PRACTICES

A.   Equal Employment Opportunity; Non-Discrimination; Harassment

Loral is committed to ensuring equal employment opportunity for all associates, including qualified employment applicants.  The company maintains its employment practices and its environment free of discrimination based on race, color, religion, gender, national origin, ancestry, age, disability, veteran or marital status, sexual orientation, partnership status, gender identity, alienage or citizenship status, actual or perceived status of a victim of domestic violence, or as a victim of sex offenses or stalking or any other protected category or characteristics under law.

Any associate who has a question or concern regarding the company’s employment practices policy should direct his or her inquiry to Avi Katz at the corporate office, his or her direct manager, or any member of the management or executive management team who will answer or address the question or concern.  Any applicant or associate filing a complaint or assisting in the investigation of a complaint is protected from retaliation, coercion, intimidation, interference and discrimination.

Policy against workplace harassment

Loral is committed to maintaining a productive work environment in which all individuals are treated with mutual respect and dignity.  Each associate is required to contribute to a professional atmosphere that promotes equal opportunity and nondiscriminatory practices.  In keeping with this commitment, harassment and inappropriate conduct of any form will not be tolerated.

Associates are required to exhibit, in their conduct and communications, sound judgment and respect for every other associate and all other persons (i.e., vendors, customers, building staff) with whom the company does business.  Insulting, degrading, exploitative or discriminatory treatment, whether verbal or physical or written, electronic or otherwise, will not be tolerated.

Similarly, inappropriate conduct directed to our associates by outside vendors, consultants or customers will not be tolerated.

Sexual harassment

Loral does not tolerate workplace sexual harassment and considers it to be a serious offense.

Sexual harassment is unwanted sexual attention of a persistent or offensive nature made by a person who knows, or reasonably should know, that such attention is unwanted.  Sexual harassment includes sexually oriented conduct that is sufficiently pervasive or severe to unreasonably interfere with an employee’s job performance or create an intimidating, hostile, or offensive work environment.  While sexual harassment encompasses a wide range of conduct, some examples of specifically prohibited conduct include:

•     Promising, directly or indirectly, an employee a reward if the employee complies with a sexually oriented request

•     Threatening, directly or indirectly, to retaliate against an employee if the employee refuses to comply with a sexually oriented request

•     Denying, directly or indirectly, an employee an employment-related opportunity if the employee refuses to comply with a sexually oriented request

•     Engaging in sexually suggestive physical contact or touching another employee in a way that is unwelcome

•     Displaying, storing, or transmitting pornographic or sexually oriented materials using company equipment or facilities, including email

•     Indecent exposure

•     Making sexual or romantic advances toward an employee and persisting despite the employee’s rejection of the advances

Sexual harassment may involve individuals of the same or different genders and is prohibited whether directed toward men or women.  Sexual harassment can be physical and/or psychological in nature.

In addition to the sexual harassment policy set forth in this Code, employees who work in the Company’s New York office are bound by and are required to comply with the Company’s Sexual Harassment Prevention Policy dated October 5, 2018.

Other forms of harassment also prohibited

To the same degree as sexual harassment, this policy also prohibits harassment or other inappropriate conduct on the basis of race, color, religion, gender, national original, ancestry, age, disability, veteran status, marital status, sexual orientation, citizenship or any other protected category or characteristics.

B.   Environmental Safety

Loral is committed to achieving the highest standards of safety, health and environmental performance at all of its facilities.  It is the responsibility of each associate to follow the rules and procedures established at each facility to achieve these safety, health and environmental goals.  Associates must immediately report any incident of non-compliance or any unsafe condition to the facility’s environmental, health and safety coordinator.

3.      BUSINESS CONDUCT OF ASSOCIATES

It is every associate’s responsibility to read, understand and comply with this Code.  Further, each associate is responsible for knowing his or her job and what it takes to comply with the rules and regulations relating to the performance of that job.  Managers, supervisors and employees jointly share the responsibility of identifying training needs required to assist employees in job performance and in complying with this Code.  If an associate wishes to obtain guidance on the interpretation or application of this Code or applicable laws and regulations, he or she may contact any one of the sources listed under the heading “Reporting Violations.”

A.   Compliance with Laws, Rules and Regulation

Obeying the law, both in letter and in spirit, is the foundation on which Loral’s ethical standards are built.  All associates must respect and obey the laws of the cities, states and countries in which Loral operates.  Although not all associates are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

Loral will not knowingly assist other persons or entities with which we have business dealings in violating any law or regulation.  For example, we will not misrepresent or confirm facts known to be false to the auditors of a customer or supplier for the purpose of allowing the customer or supplier to prepare false financial statements or financial information.

We specifically direct the associates’ attention to Section 7, which describes some of the requirements of the Foreign Corrupt Practices Act, U.S. export control laws and economic sanctions measures that may be applicable to the associates.

If necessary, Loral will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

B.   Avoidance of Personal Conflicts of Interest

A personal conflict of interest exists when a person’s private interest interferes in any way with the interests of the Company.  A conflict situation may arise when an associate takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interests may also arise when an associate, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Loans to, or guarantees of obligations of, associates and their family members may create conflicts of interest.

Loral associates must observe high standards of conduct and integrity in their relationships with outside organizations.  They must refrain from having any financial or other interest in or relationship with an organization that competes with or does business with Loral.  Not only must associates avoid unethical business practices and favoritism, they should also avoid outside activities and financial interests that might create that perception.

It is Loral’s policy to respect the rights of associates to engage in outside activities that do not conflict with their positions as associates.  However, when an outside activity or financial interest involves an organization with which the Company does business, good judgment is required to avoid any basis for conflict of interest.  No associate may, without being granted an exception, acquire or retain, either directly or indirectly, the following financial interests in an organization that competes with, does business with, or seeks to do business with Loral:

•     Any interest as a proprietor or partner in such an organization;

•    The ownership of, or right to acquire, stock or bonds of such an organization that is a privately held corporation; or

•     With respect to a publicly-owned corporation five percent (5%) or more of the revenues of which are derived from Loral, the ownership of, or right to acquire, stock or bonds in an amount in excess of the lesser of (i) $25,000 or (ii) 1% of the total securities of such publicly owned corporation.*

*         This restriction does not apply to employees who come to Loral from other companies and who hold shares of those companies’ stock in a savings plan or stock ownership plan.  This exception only applies to stock that was owned by the employee prior to his or her employment with Loral, and that is held in those investment instruments.  Subject to the terms of the plan document, such employees may keep stock that is in those investment instruments and any stock dividends paid from those remaining in those investment instruments.

•    Associates may not compete with Loral directly or indirectly.  Associates owe a duty to Loral to advance its legitimate interests when the opportunity to do so arises.

Each associate shall report to the chairperson of the Audit Committee of the Board of Directors or the Loral Legal Department the details on any of the financial interests described above that are held or acquired, directly or indirectly, by himself or herself or any family member, to the extent known by the associate.

The following restrictions also apply to associates:

•     No associate may serve as an officer or director of any firm without prior approval by the chairperson of the Audit Committee of the Board of Directors or president of Loral.

•     No associate may undertake employment with, or furnish services as a consultant or other representative to another firm, unless approved in writing by the chairperson of the Audit Committee of the Board of Directors or president of Loral.

•     Employment of an associate’s spouse or other immediate family member by an organization with which Loral competes or does business could provide the basis for criticism, and any such employment situations should be reported to the chairperson of the Audit Committee of the Board of Directors or president of Loral.

Notwithstanding the foregoing, the provisions of this Section 3.B. shall not apply to Loral’s non-employee directors.   A non-employee director shall, however, promptly notify the Board of Directors if he or she or a member of his or her immediate family commences (x) service as an officer or director of any Competitor or (y) employment with, or the furnishing of services as a consultant or other representative to, any Competitor or otherwise enters into an agreement with a Competitor to do any of the foregoing.  For purposes of this paragraph, “Competitor” shall mean any of the following:  (i) SES S.A., Intelsat Global S.A. and Eutelsat S.A.; (ii) a business that is principally engaged in the business of fixed satellite services; or (iii) a business other than fixed satellite services in which the Company is principally engaged.  Loral reserves the right to change this list at any time.  For the avoidance of doubt, any such non-employee director (x) shall not be required to obtain any approval from Loral prior to or in connection with, nor shall he or she be prohibited from engaging in, any of the activities described in this paragraph and (y) may continue to serve as such non-employee director of Loral notwithstanding his or her engagement in the activities described in this paragraph subject to his or her compliance with applicable legal requirements.

C.   Corporate Opportunities

Associates are prohibited from taking personal advantage of opportunities that first become known through employment or association with Loral or are otherwise discovered through the use of Loral property, information or position without the consent of the Board of Directors.  Specifically:

•     Associates should not place themselves in a situation in which they may profit from a business opportunity if the circumstances indicate that the opportunity should have been made available to Loral.  In general, a business opportunity which might reasonably be expected to be of interest to Loral should be brought to the attention of management for a determination of whether Loral wishes to pursue it.

•     Associates may not use facilities or equipment of Loral in the pursuit of personal interest or profit.  Associates who are on paid Loral time should be involved only in the business of Loral.

•     Associates may not compete with Loral directly or indirectly.  Associates owe a duty to Loral to advance its legitimate interests when the opportunity to do so arises.

D.   Insider Trading

Loral has adopted an Insider Trading and Confidentiality Policy with respect to the trading by associates of securities issued by the Company and the receipt and use of material non-public information by associates.  Associates should refer to and must abide by this policy.

E.   Proprietary Information/Trade Secrets

Loral proprietary information consists of any information and data possessed by and in the control of the Company that may be valuable to it in its business.  Such information must not be disclosed to others, except as required by law or permitted by the Company, because doing so could disadvantage Loral competitively or financially; because the information could hurt or embarrass, customers, suppliers, joint venture partners or the Company; or because the information belongs to others, and we have agreed to keep it private.  When there is a legitimate business need to disclose proprietary information outside Loral, a non-disclosure agreement may be appropriate.  For more information and prior to disclosure, contact Loral legal counsel.

Proprietary information includes, but is not limited to:

•     Loral research and development, such as inventions, manufacturing processes, patent applications, and engineering and laboratory notebooks (see below);

•     Customer and employee lists and records;

•     Business strategies, business results, unannounced products or services, marketing plans, pricing and financial data;

•     Cost information, such as overhead or other indirect rate information, salaries, estimates, etc.;

•     Non-public information about products or services, including hardware and software specifications and designs;

•     Confidential organizational information; and

•     Information disclosed by other parties pursuant to a non-disclosure agreement.

Proprietary information may exist as reports, manuals, charts, computer disks, drawings, specifications, photographs, films and correspondence.  Hardware, equipment or materials embodying proprietary information and data may also be treated as proprietary information.

Each associate is responsible for ensuring that proprietary information is protected from theft, damage, unauthorized disclosure or inappropriate use.  Always store such information in a safe place and follow security procedures for the computer systems used.  Remember that you can be overheard in public places and when using portable communications devices.  Do not discuss Loral proprietary information with family or friends; they may not understand its significance and may inadvertently pass it on to someone who should not have it.

i.    “Patentable” Inventions

A “patentable” invention is one that constitutes a new, useful and unobvious machine process, article of manufacture, composition of matter, or improvement thereof (including software).  All inventions made or conceived by employees in the course of, or as a result of their employment, are the exclusive property of Loral and are to be promptly disclosed in writing and assigned to the Company.

Employees are responsible for maintaining a laboratory notebook to record concepts, ideas and related work, together with the recording of progress on technical efforts, in order to establish priority of invention, provide a basis for patent coverage and protect future proprietary rights of the Company.

Licenses and copyrights obtained by employees in the course of, or as a result of their employment, are the exclusive property of Loral and are to be promptly disclosed in writing and assigned to the Company.

ii.   Copyrighted Works

Copyright laws protect the original expression in, among other things, written materials, works of art and music, and prohibit their unauthorized duplication, distribution, display and performance.  This means that we may not reproduce, distribute or alter copyrighted materials from books, trade journals, computer software or magazines, or play records, tapes, discs or videotapes, without permission of the copyright owner or its authorized agents.  Software used in connection with Loral’s business must be properly licensed and used only in accordance with that license.  Using unlicensed software could constitute copyright infringement.

F.   Fair Dealing

We believe our reputation for integrity is our most important asset.  We must deal fairly with customers, vendors and competitors and fulfill our obligations even when they are detrimental to our profitability.  All estimates and commitments to both customers and co-workers should be made with the expectation that they will be achieved.

We seek to outperform our competition fairly and honestly.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present associates of other companies is prohibited.  Each associate should endeavor to respect the rights of and deal fairly with Loral’s customers, suppliers, competitors and associates.  No associate should take unfair advantage of anyone with respect or relating to Loral business through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

All associates must comply with antitrust and related competition laws in jurisdictions in which we do business.  These laws in the United States and other countries typically restrict and/or regulate competitive business practices in order to preserve fair, honest and vigorous competition.  Violations of these laws may result in damage to our reputation, severe monetary penalties and criminal penalties for those involved.  Associates should not seek price information from a competitor; discuss the Company’s current or future plans or pricing with a competitor; share confidential Company information with a competitor; agree with one or more competitors on any decision or course of action; seek to raise a competitor’s cost of doing business or to restrain a competitor from doing business; or otherwise engage in any course of action that is or could be perceived to be anti-competitive.  If an associate is unsure whether a communication is anti-competitive, the associate should consult a supervisor or member of the Company’s legal department.

G.  Entertainment, Gifts and Gratuities

It is Loral’s policy that all dealings with other organizations be conducted with the highest ethical behavior and in complete compliance with applicable laws and regulations.  Our business transactions should always be free from even a perception that favorable treatment was sought or received, offered or solicited by gifts, favors, hospitality, entertainment or similar gratuities.  While there are certain circumstances under which it is permissible to furnish or accept such items, every employee is expected to follow a course of action that complies with the following guidelines.

No associate may solicit, directly or indirectly, for his or her benefit or for the benefit of another person, any gift, favor or other gratuity from a person or organization with which the Company does business or that seeks to do business with the Company.  Soliciting a gift, favor or other gratuity is strictly prohibited regardless of the nature or value of the item or service.

No Loral associate may accept any gratuities (monetary or non-monetary), gifts or favors, except for ordinary items of nominal value, from a person or organization that conducts business with the Company or seeks to do business with the Company.  Items of nominal value are considered to be normal sales promotion, advertising or publicity items, with the provider’s logo, e.g., calendars, ball point pens, coffee cups, etc., with a retail value not exceeding $75.  Exceptions to this policy require prior approval of the Legal Department and must be based on a legitimate business interest of the Company and may not be in violation of the law, regulation or other authority.  Loral associates may accept a meal, drink or entertainment from such persons or organizations only if these courtesies are unsolicited, infrequently provided and reasonable in amount.  Associates should reciprocate if and when appropriate, except with respect to offering things of value to government personnel, discussed in section 3.I.i below.

Loral associates should never offer any type of business courtesy to a customer for the purpose of, or in exchange for, obtaining favorable treatment or advantage.  Except for restrictions that apply when dealing with government representatives, associates may pay for reasonable business-related meals, refreshments and/or entertainment expenses for customers and suppliers that are incurred only occasionally, are not requested or solicited by the customer and are not intended to or could not reasonably be perceived as affecting business decisions.

H.  Marketing Activities

Loral supports vigorous competition.  We believe that enduring customer relationships are built on integrity and trust.  We seek to gain advantage over our competitors only through superior research, engineering, manufacturing and marketing.  It is our intention to win business through excellent products and services, never through unethical or questionable business practices.  The marketplace requires the gathering of a wide range of information in a systematic and legal manner.  This information provides an understanding of the industry structure and customer requirements for existing or potential products and services of Loral.  It is the policy of Loral that its associates, agents and other representatives will gather only information to which the Company is legally entitled.  Loral will neither seek nor accept any information that is prohibited from disclosure by law, regulation or policy of the customer.  Associates must not:

•     seek special treatment or data that are otherwise restricted;

•     attempt to improperly influence specifications to gain unfair advantage or limit competition; or

•     seek access to classified or officially restricted information.

There must be no exchanges of unauthorized or so-called inside information or attempts to induce competitor or government employees to violate the laws or their standards of conduct by seeking information they cannot properly release or provide.  There are severe sanctions available to the government when the laws on procurement integrity are violated.

I.    Special Requirements When Marketing and Contracting with the Federal Government

Law forms a foundation for Loral’s business activities.  We must conduct business in accordance with the laws of the cities, states and countries where we operate.  In dealings with the United States government, Loral associates and other representatives who perform legislative liaison, marketing, proposal and/or contract activities should be especially sensitive to the following requirements:

i.    Gifts and Gratuities to Government Personnel

The Company must comply with special standards of conduct in contracting with the federal government.  Government representatives shall not be offered or given, either directly or indirectly, anything of value that they are prohibited from receiving by applicable law or agency regulations.  Political appointees in the executive branch of the U.S. government may be subject to special ethics rules established by executive order of the President.  Loral associates dealing with representatives of a particular federal agency are responsible for complying with that agency’s standards of conduct.  Where there is a question as to a particular agency’s requirements under its standards of conduct, associates must contact Loral legal counsel for guidance.

Except as otherwise permitted by law or regulation, Loral associates are prohibited from paying for meals, refreshments, entertainment, travel or lodging expenses for any U.S. government employee or representative.  One exception is that, unless otherwise prohibited by law, regulation or Executive Order, unsolicited items of less than $20 in value may be provided to government employees, such as a meal provided on-site to accommodate continuing business meetings with government employees, so long as items of value totaling no more than $50 are given by Loral to any single government employee in a calendar year.  Loral associates doing business with state or local government officials are responsible for knowing and adhering to the rules that may apply to such state or local government employees.

In certain instances where customs in foreign countries require the exchange of gifts, the Company may provide or accept the gift with approval of the Legal Department.  Any gifts, other than those of nominal value received from representatives of these countries, will become Company property.

ii.   Lobbying the Federal Government

When engaging in lobbying activities with the federal government, Loral associates must comply with the Lobbying Disclosure Act of 1995 (“Lobbying Act”), the Byrd Amendment and related regulations.  Lobbying activities are defined as any oral or written communication to certain executive and legislative officials made on behalf of a client with regard to certain federal matters and efforts in support of such communications, including preparation and planning activities, research and other background work, with some exceptions.

The Lobbying Act is primarily a registration and reporting statute, which requires lobbyists (individuals or entities) to register with Congress and to submit quarterly disclosure reports of lobbying activities and semi-annual reports of certain campaign contributions.  When a company registers on behalf of its employees who are lobbyists, the company completes the quarterly disclosure report filing requirement.  The company and each individual lobbyist must also file a semi-annual contribution report, even if no contributions were made during the reporting period.  The Lobbying Act also imposes additional restrictions on lobbyists and their employers, including Loral, with respect to gifts and travel offered to members of Congress and their staffs.

The Byrd Amendment both prohibits certain lobbying activity and requires reporting of other lobbying activity.  The Byrd Amendment prohibits the use of funds received through government appropriations from being expended on certain lobbying activities.  The Byrd Amendment also requires government contractors to file disclosure reports of lobbying activity to government agencies when requesting or receiving certain federal contracts, grants, loans or cooperative agreements.

Finally, certain lobbying costs are unallowable under the Federal Acquisition Regulation.

Loral associates must learn and adhere to these laws and regulations if they intend to engage in any lobbying activity with the federal government and must maintain complete and accurate records of all lobbying activity.  Loral associates who intend to lobby state or local governments are responsible for knowing and adhering to the laws that may apply to such activities including, where applicable, any associated state or local “pay-to-play” rules affecting businesses seeking or having contracts with a state or local government.

iii.  Restrictions on Obtaining Contractor Bid and Proposal or Government Source Selection Information

Federal law prohibits contractors, their employees, representatives, agents and consultants from obtaining contractor bid and proposal or government source selection information related to any federal agency procurement before award of the contract.

A contractor’s bid or proposal information includes, but is not limited to, any of the following information submitted to a federal agency in connection with a bid or proposal that has not been made available to the public:

•  Cost or pricing data;

•  Indirect costs and direct labor rates;

•  Manufacturing or other processes;

•  Proprietary information;

•  Information marked “contractor bid or proposal information” in accordance with applicable law or regulation or marked with any other appropriate restrictive or proprietary language under applicable laws or regulations.

Government source selection information includes, but is not limited to, the following information prepared for use by a federal agency for the purpose of evaluating bids or proposals, if the information has not been publicly disclosed:

•  Independent government cost estimates;

•  Bid prices submitted to an agency or lists of those bid prices;

•  Proposed costs or prices submitted to an agency or lists of those costs or prices;

•  Source selection plans or technical evaluation plans;

•  Technical evaluations, cost or price evaluations, competitive range determinations, rankings of bids, proposals or competitors or reports and evaluations of source selection panels, boards or advisory councils;

•  Other information marked as “Source Selection Information” according to applicable laws and regulations.

If any doubt exists as to whether a particular piece of information may be rightfully obtained, the Loral associates or representatives who wish to obtain such information that has not been publicly released should first contact Loral’s legal department.  Further, unauthorized offers to provide proprietary or source-selection information must be refused and immediately reported to Loral legal counsel.  Consequences for violations may include, but are not limited to, civil or criminal penalties, suspension or debarment and/or exclusion from the particular procurement.  Individual liability may also attach to such violations, resulting in potential civil or criminal penalties and/or suspension or debarment.

In addition to the restrictions discussed above, Loral associates should also be aware of “organizational conflicts of interest.”  An example of this is the doctrine of “unfair competitive advantage.”  This body of law provides that an offeror, in the context of a federal government procurement, may not obtain a competitive edge by allowing a former government employee to participate in the proposal preparation process, if that individual had access while employed by the government to non-public confidential or proprietary information that bears on the procurement.  Such information may include the government’s procurement planning materials or pricing or other data about a competitor.  Moreover, to the extent the former government employee had access to this type of relevant information, that knowledge may be imputed to the rest of the Company unless certain formal precautions are taken, such as a firewall.  Additional information on organizational conflicts of interest is provided in section vii. below.  Restrictions on employment discussions and hiring of government personnel are discussed in detail in the next section.  Contact the Loral Legal Department to discuss appropriate measures concerning the hiring and work assignments of former government personnel.

iv.  Employment Discussions and Hiring Government Personnel

Loral associates must comply with two types of restrictions in this complex area of law:  (1) restrictions on holding employment discussions with certain government personnel; and (2) restrictions on the types of tasks or assignments that current or former government personnel may perform for a private employer.  Even if the revolving door laws permit discussions, no Loral associate should ever make employment discussions or employment contingent upon the government employee providing information to Loral that the Company is not authorized to receive.

Loral associates are prohibited from holding employment discussions with certain government personnel who are participating personally and substantially in matters that may affect the Company’s financial interests, including federal procurements in which Loral is a bidder or offeror.  Employment discussions include a broad range of conduct, such as e-mail correspondence, the exchange of a resume or a conversation over lunch in which the possibility of employment is discussed.  References to salary or other terms of employment are not necessary for a communication to constitute employment discussions.  Loral associates must know and adhere to the relevant laws if they intend to engage in employment discussions with government personnel.

In addition, even if Loral is permitted to discuss employment with a particular government employee, certain current or former government personnel are restricted from working on certain matters or contracts on behalf of private employers.  These restrictions may depend on the type of position, grade level or responsibility the government employee had while working in the government and can last for one year, two years or a lifetime.

The employment discussion and hiring restrictions for federal government personnel are complex; therefore, any questions should be presented to your supervisor or manager to obtain appropriate advice and guidance.

Sanctions available to the government for violations in this area include criminal and civil penalties, exclusion from the procurement competition, cancellation of the contract, and suspension and debarment from doing business with the government.  These sanctions may be applied by the government to the Company, the government employee or the Company associate involved, as appropriate.

v.    Truth in Negotiations Act

All proposals submitted to the U.S. government must comply with provisions from the Federal Acquisition Regulation (FAR) that are contained in the solicitation and resulting contract.  Some contracts and contract modifications are subject to the data disclosure requirements under the Truth in Negotiations Act.

Where cost or pricing data are required to be submitted by the Company, such data must be accurate, complete and current as of the date of final agreement on price.  Whether you are the contract negotiator, the cost estimator or the person responsible for furnishing the data to the cost estimator, you must ensure that the Loral data meet these FAR requirements:

•  Accurate means free from error;

•  Complete data means all facts that a prudent buyer or seller would reasonably expect to have an effect on price negotiations, e.g., historic cost data, vendor quotations, “make or buy” decisions and other management decisions that could have a bearing on cost; and

•  Current data means data that are up to date.  Because many months may pass after the original proposal and price were submitted, data should be updated, i.e., through disclosure but not necessarily through use of the newer data, through the close of negotiations to ensure they are current.

If you have any questions as to whether information is cost or pricing data that must be disclosed to the government, you should seek advice from Loral legal counsel.  It is Loral’s intention that all required cost or pricing information will be disclosed to the government.  Falsely certifying facts or data used in government proposals and contracts, whether unintentionally or deliberately, is a violation of law, regulation and contract requirements and may subject the Company and involved associates to criminal and civil penalties or administrative action.

vi.  Anti-Kickback Laws

Associates and representatives must comply with anti-kickback laws which prohibit any individual or company from providing, attempting to provide or soliciting, accepting or attempting to accept, any kickback.  A “kickback” is generally considered as any money, fee, commission, credit, gift, gratuity, thing of value (including money, trips, tickets, transportation, beverages and personal services) or compensation of any kind that is provided directly or indirectly to any individual or company for the purpose of improperly obtaining or rewarding favorable treatment in connection with a prime contract or subcontract/supplier relating to a prime contract.

In addition, certain government contracts contain clauses implementing anti‑kickback laws and/or regulations which may require contractors to establish and follow reasonable procedures to prevent and detect possible kickbacks, and to report possible violations when there are “reasonable grounds” to believe that a violation has occurred.  If you believe one of the various offenses detailed in this section have occurred, or if you have questions regarding these obligations, please follow the reporting procedures as set forth below in Section 7.A.

vii. Organizational Conflicts of Interest

It is Loral’s policy to comply with the letter and spirit of the statutory, regulatory and contractual requirements regarding organizational conflicts of interest.  Such a conflict may occur when, because of other activities or relationships, Loral may be unable or potentially unable to render impartial assistance or advice to the government, Loral’s objectivity in performing the work is or might be otherwise impaired or the contractor/recipient has an unfair competitive advantage.

Loral will not pursue a grant or contract that has the appearance of, or presents a conflict of interest and has not been approved in advance by the Loral Legal Department.  All Loral personnel, agents, representatives, and consultants are responsible for ensuring that this policy is understood and, if any conflicts of interest are suspected, reporting it to their supervisor or the legal department for resolution.

viii.  Purchasing and Subcontracting

Because the value of subcontracts and purchase orders awarded by a U.S. government contractor can be substantial, the U.S. government has a strong interest and exercises great control over a contractor’s purchasing and subcontracting processes.  Among other things, U.S. government requirements can affect the type of subcontract, the amount and type of competition required and the terms and conditions required to be included in vendor agreements and subcontract.  It is Company policy to comply with all such restrictions and obligations.

ix.  U.S. Government Property

Loral is required to establish and maintain a system in accordance with federal requirements to control, protect, preserve and maintain all U.S. government property.  Loral employees must be able to identify such property and track it through the Company’s property records.  Damage to or misappropriation of U.S. government property may result in a breach of contract charge or even imposition of civil penalties and criminal charges.  More information on protecting company property is contained in Section N.

x.    Contract Certifications and Representations

The U.S. government requires contractors to make certain written representations and certifications in order to ensure that prospective contractors meet the qualifications of contract solicitations.  In addition, during contract performance, there are a host of written attestations that a contractor such as Loral is required to make, including conformance reports, time and material records and other documents supporting our invoices for payment.  It is imperative that all representations or certifications be complete and accurate.  It is the duty of anyone making a certification or representation on behalf of Loral to determine its accuracy in advance.  See also Section L, Accuracy of Documentation.

xi.    Mandatory Disclosures to the U.S. Government

Federal regulation mandates that Loral timely disclose, in writing, to the agency Office of the Inspector General (OIG), with a copy to the Contracting Officer, whenever, in connection with the award, performance or closeout of a federal government contract, grant or cooperative agreement, or any subcontract thereunder, Loral has credible evidence that a principal, employee, agent or subcontractor has committed either:

•     A violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code; or

•     A violation of the civil False Claims Act.

Loral’s failure to meet the above obligation could subject the Company to suspension and debarment action(s).  Loral may also be suspended and/or debarred for a knowing failure by a principal to timely disclose to the Contracting Officer credible evidence of a significant overpayment by the federal government.

Note, while you have the right to disclose any concerns regarding the above matters directly to the federal government, your duty as a Loral associate is not to disclose such matters.  Rather, if you believe one of the various offenses detailed in this section have occurred, or if you have questions regarding these obligations, please follow the reporting procedures as set forth below in Section 7.A.

J.    Proper and Timely Reporting of Public Documents

As a public company, it is of critical importance that Loral’s filings with, and submissions to, the Securities and Exchange Commission, and other public communications, be fair, accurate and timely.  Depending on his or her position with Loral, an associate may be called upon to provide information required to assure that Loral’s public reports are complete, fair and understandable.  Loral associates are expected to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to Loral’s public disclosure requirements.

K.  Internal Controls

Loral has a detailed financial control structure and related procedures designed in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which requires companies to implement and evaluate internal controls for purposes of financial statement reporting integrity.  Assessing the quality of these internal controls involves a continuous process of evaluating their design and operation and taking necessary corrective action to improve them as required.  Through discussions with supervisors and review of Loral’s documented practices and procedures, each associate must understand his or her role with regard to Loral’s overall control structure and related procedures.  An associate should report as soon as possible to his or her supervisor or other appropriate person in accordance with Section 5 of this Code any potential concerns he or she may have with respect to either his or her own role or performance or otherwise relating to Loral’s control structure and related procedures.  Early identification of problems is critical to the strength of the Company’s controls, as well as maintaining compliance with the law.

L.   Accuracy of Documentation

Loral associates create various forms of records including reports and correspondence, which may be in hard copy or electronic media.  Business records should include objective and verifiable factual information and should be free from speculation and rumor, and from ambiguous or misleading statements.  Particular care must be taken to ensure that statements made to the government and claims submitted to the government are accurate.  The government may impose severe penalties for false statements or false claims.

i.    Reporting Expense Reimbursements

Those who submit expense reports and other forms requesting reimbursement must follow Loral’s applicable procedures.  Expense reports should contain only charges actually incurred by the employee in furtherance of Loral business.  Expenses should be accurately described so that unallowable expenses may be excluded from billings to the government.  The finance department will provide guidance if you have any questions.

ii.   Reporting Labor Charges

The accurate reporting of labor at Loral is both essential and mandatory because it is the source for the charging of direct labor and the distribution of overhead cost to a contract.  You will accomplish this by either completing a labor timecard or voucher or by entering your time through an electronic labor reporting system.

When you report time being charged to a specific contract, the following are some general “musts” to help you follow proper labor charging practices.  You MUST:

•     Prepare your own voucher/timecard;

•     Record time as work is performed;

•     Obtain the charge number for the job(s) you are working on from your immediate supervisor or his or her representative;

•     Record time only for the job(s) on which you are working;

•     If you need to make a correction on a non-electronic labor reporting system, draw a line through the error and write the proper entry on the next line.  You and your supervisor must initial each correction.  For electronic labor reporting, notify your supervisor promptly of any corrections to incorrect entries; and

•     Check and follow Loral’s specific guidelines for labor reporting.

M.  Producing Quality Products

Loral is committed to delivering products with the highest levels of quality and reliability consistent with each customer’s requirements.  To achieve this goal, each associate must follow these guidelines:



•     Make achievement of quality and excellence your personal goal;

•     Strive to do each job right the first time;

•     Comply with all contract requirements, including:

➢	Design requirements;
➢	Performing all inspections and tests specified in each contract;
➢	Preparing all required reports accurately and completely;
➢	Using only materials conforming to quality levels specified in each contract; and
➢	Using only substitute materials that have been approved in writing by the customer’s representative.

By providing quality products and services, not only do we meet our customers’ requirements, but also we make the Company more competitive and stronger in the marketplace.

N.   Company Funds and Property

All employees are responsible for safeguarding and making proper and efficient use of Company funds and property by following procedures to prevent their loss, theft or unauthorized use.  Company funds and property include Company time; cash, checks, drafts and charge cards; land and buildings; records; vehicles; equipment, including fax machines, copiers and telephones; computer hardware and software; scrap and obsolete equipment; and all funds and property.

The following are ways to protect company funds and property:

•     Make sure expenditures are for legitimate business purposes;

•     Keep accurate and complete records of funds spent;

•     Use corporate charge cards only for business purposes or as specified in Company instructions;

•     Make sure computer and communications equipment and systems, including passwords or other methods used to access or transmit data, and the information they contain are protected against unauthorized access, use, modification, destruction or disclosure;

•     Use Loral’s trademarks and service marks in accordance with Company instructions; and

•     Report actual or suspected loss, damage, misuse, theft, embezzlement or destruction of Company funds or property immediately to Amanda Vazquez, Office Manager, by calling (212) 212-5385.

O.  Following Security Guidelines

While Loral’s customer base is now primarily commercial companies, Loral continues to contract with the United States government or its prime contractors.  These contracts require the Company to implement and maintain a system of security controls.  As associates of Loral, we all are individually responsible for safeguarding classified information.  The following are some of the key rules that associates must follow:

•     Notify your supervisor of any circumstances that might embarrass or damage the Company.

•     Establish a system to ensure that unattended classified files are always locked.

•     Safeguard and transmit all classified material in accordance with government and Loral requirements.

You are also prohibited from sending classified information via regular mail.  Additionally, you should never discuss classified information, company plans or related information with family, friends or other unauthorized persons.

You should be particularly careful when using phones of any type, especially cellular phones, for sensitive or classified conversations.  This also applies to use of computer terminals, facsimile machines, cell phone cameras and other equipment used to transmit information or data.

If you have any questions about security matters, contact your immediate supervisor or Amanda Vazquez, Office Manager, at (212) 338-5385.

P.   Record Retention

It is Loral policy to comply with all statutory and regulatory requirements for retention of records, including those relating to U.S. government contracts and subcontracts.  All Loral personnel, agents, vendors, representatives and consultants are responsible for ensuring that this policy is understood and is implemented consistently with these requirements.  The Company has many records retention requirements imposed on it, such as those relating to federal and state tax returns and environmental compliance.  It is Company policy to comply with all records retention requirements, whether or not related specifically to government contracts.

Q.  Social Media

It is Loral policy to be extremely careful about disclosing Company information and never to disclose any confidential information without authorization.  Associates may not post their opinions or information about or related to Loral or its business on the Internet or on or through any social media interfaces (including, without limitation, Facebook, Twitter, LinkedIn, Yahoo, message boards, chat board or blogs), even if not confidential, unless authorized to do so.  Associates who are employees, temporary employees or independent contractors may never discuss the Company or matters related to the Company with the press unless explicitly authorized to do so.  Finally, associates who are employees, temporary employees or independent contractors may not accept any public speaking engagement or publish any articles or other written communications in any form, in each case relating to the Company or its business, without prior approval of a Loral officer.

4.      WAIVERS OF THE CODE

Except as otherwise provided herein or in any other document adopted or acknowledged by the Company, any waiver of this Code for officers or directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed to stockholders if and to the extent required by law or stock exchange regulation.  Any waiver of this Code for associates other than officers or directors may be made only with the consent of the Company’s General Counsel.

5.       ADDITIONAL PROCEDURES FOR THE CEO, PRESIDENT AND SENIOR FINANCIAL OFFICERS

All provisions of the Code bind the CEO, the President, the CFO, the principal accounting officer or controller and all persons performing similar functions (the “senior financial officers”).  In addition to the Code, the senior financial officers are subject to the following additional specific policies:

A.  All senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports that are required to be filed by the Company with the SEC and in the Company’s other public communications.  Accordingly, it is the responsibility of each senior financial officer to promptly bring to the attention of the management any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or public communications or otherwise assist the management in fulfilling its responsibilities.

B.  Each senior financial officer shall promptly bring to the attention of the management and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, suspected fraud or allegation of fraud (regardless of the source of the allegation or its level of credibility), in each case, whether or not material, that involves management or other associates who have a significant role in the Company’s financial reporting, disclosures or internal controls.

C. Each senior financial officer shall promptly bring to the attention of the management and to the Audit Committee any information he or she may have concerning any violation of the Company’s Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any members of management or other associates who have a significant role in the Company’s financial reporting, disclosures or internal controls.

D.  Each senior financial officer shall promptly bring to the attention of the management and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code or of these additional procedures.

E.  The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code or of these additional procedures by the senior financial officers.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code and to these additional procedures and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment.  In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

6.      CERTAIN RULES AND REGULATIONS

A.   Foreign Corrupt Practices Act

Loral complies, and requires that all its associates worldwide and its joint ventures, agents, distributors and other representatives comply with the letter and the spirit of the Foreign Corrupt Practices Act (“FCPA”).

The primary purpose of the FCPA is to prohibit the payment of bribes, in any form, to foreign officials in order to secure or retain business.  Specifically, the FCPA prohibits the giving or offering of anything of value (hereinafter referred to as “bribes”) to foreign officials, foreign political parties or candidates for foreign political office in order to obtain, keep or direct business or otherwise obtain a business advantage.  It is important to note that the FCPA’s prohibitions are not limited to monetary payments but can include a wide range of non-monetary benefits as well.  Also prohibited are indirect bribes made through an intermediary (such as an agent, representative or consultant) knowing that there is a high probability that the intermediary will use all or a portion of the bribe for a prohibited purpose.

In addition, the FCPA includes certain requirements with respect to accounting records that are designed, among other things, to prevent concealment of bribes.  The FCPA requires that Loral’s books, records and accounts be kept accurately to reflect all transactions and disposition of Company assets.  The following are specifically prohibited:  maintaining secret or unrecorded funds or assets; falsifying records; and providing misleading or incomplete financial information for audit.

Violation of the FCPA’s anti-bribery and accounting provisions may result in civil and criminal prosecution.  Loral may be fined up to $2 million or twice the gross gain or loss from the offense, whichever is greater, for a violation of the anti-bribery provisions of the FCPA; an individual may be fined $250,000 or twice the gain or loss from the offense, whichever is greater, and may be subject to imprisonment for up to five years.  Violations of the accounting provisions may be punished by fines of up to $25 million for corporations or fines of up to $5 million and imprisonment of up to 20 years for individuals.  Loral will not pay fines imposed on individuals.  Loral will take all necessary disciplinary action, including possible dismissal, against associates violating these policies.

There are three types of payments that may be permissible under the FCPA.  The first is a payment to facilitate or expedite performance of routine governmental action.  “Facilitating or expediting payments” are those that relate to the performance of non-discretionary action.  Examples include obtaining permits, licenses or other official documents; processing governmental papers, such as visas and work orders; providing police protection and mail pick-up and delivery; providing phone service; power and water supply; loading and unloading cargo or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country.  The second is a payment that is reasonable in amount and is directly related to the promotion, demonstration or explanation of a product or the execution of a government contract.  These payments may include travel and lodging expenses.  The third is a payment that is lawful under the written laws or regulations of a foreign country.  The application of these exceptions to a particular situation involves a legal determination, and associates must consult with their legal department prior to authorizing any payments under one of these exceptions.

Loral has established procedures to reduce the likelihood of prohibited bribes by intermediaries, i.e., joint venture partners or agents, distributors or consultants.  First, it is Loral’s policy to obtain background information on the intermediary to assess the potential for violation.  Second, it is Loral’s policy to enter into a written agreement with respect to intended disposition of fees and compliance with the FCPA.  All such agreements must be approved by the legal department prior to execution.

Additional and more detailed information, guidelines and policies are available from Loral’s legal office, and associates are expected to comply with such requirements and guidelines.  Because the status of certain types of payments may be unclear, associates must review with Loral’s legal department the nature of any payments that raise potential FCPA concerns.

Any violations of the FCPA must be reported immediately to Loral’s legal office.  Because the immediate reporting of violations or potential violations is a critical component of Loral’s efforts to ensure compliance with the FCPA, failure to report such violations could raise potential questions about an associate’s knowledge of, or complicity in, a prohibited transaction.  Violations or potential violations may be reported without fear of retaliation for making such a report.

B.   Export Control Laws

The Company complies, and all of its associates are required to comply, scrupulously with United States export control laws and regulations, including the Arms Export Control Act and International Traffic in Arms Regulations; the International Emergency Economics Powers Act; the Export Administration Act and the Export Administration Regulations; embargo and trade sanctions laws and regulations (see 7.C. below); Anti-Boycott laws and regulations; and Executive Orders pertaining to U.S. export control laws and regulations.

The Company and all of its associates are required to comply scrupulously with the conditions, limitations, provisos, requirements and terms of all licenses and other United States government authorizations (including, without limitation, export licenses, technical assistance agreements and manufacturing licensing agreements) in connection with any export, import, re-export, transfer, sale, marketing activity or proposal by the Company.

Failure to comply with United States export control laws and regulations, or any licenses or other United States government authorizations, may result in severe penalties for the Company and the individuals involved.  Any associate who violates export control requirements would be subject to disciplinary action, including termination of employment, and may be subject to civil and/or criminal penalties imposed by the United States government.

The Company’s products (hardware, software and technical data) and activities (including certain marketing activities and proposals) may be defined as “defense articles” and “defense services” under the Arms Export Control Act and the International Traffic in Arms Regulations (ITAR).

Associates should be aware that an export occurs under the ITAR by sending or taking a defense article out of the United States in any manner (except by mere travel outside of the United States by a person whose personal knowledge includes technical data); disclosing (including oral or visual disclosure) or transferring technical data to a foreign person, whether in the United States or abroad; performing a defense service on behalf of, or for the benefit of, a foreign person, whether in the United States or abroad; disclosing (including oral or visual disclosure) or transferring in the United States any defense article to an embassy, or any agency or subdivision of a foreign government (e.g., diplomatic missions); or transferring registration, control or ownership to a foreign person of any aircraft, vessel or satellite covered by the U.S. Munitions List, whether in the United States or abroad.  Lawful permanent residents of the United States (“green card” holders) and certain protected individuals (certain refugees, asylees, etc.) are not considered “foreign persons” under the ITAR.

The export of defense articles and defense services requires the prior written authorization of the United States Department of State, unless a specific statutory or regulatory exemption applies.  In certain instances, the prior written authorization of the United States Department of State is required before making a sale or transfer, or even a proposal to sell or transfer, defense articles, defense services and technical data to certain countries, or to any persons acting on behalf of these countries, or that is intended for use by the armed forces of certain foreign countries.

In addition, the ITAR place significant restrictions on “brokers” and “brokering activities” concerning ITAR-controlled defense articles and defense services.  The term “broker” is defined as any person engaging in the business of “brokering activities” that is (1) a U.S. person, wherever located, (2) a foreign person if physically located or organized in the United States or (3) a foreign person located outside the United States, if the foreign person is owned or controlled by a U.S. person.  The term “brokering activities” is defined to mean any action on behalf of another to facilitate the manufacture, export, permanent import, transfer, reexport or retransfer of a U.S. or foreign defense article or a defense service, regardless of its origin.  Note that international marketing representatives and other individuals or entities retained by Loral or any of its associates may be deemed a “broker” and engaged in “brokering activities.”  With rare exceptions, the use of a broker or engaging in brokering activities requires registration and prior notice to or prior approval by the United States Department of State.  In addition, brokers and brokering activities are flatly prohibited for matters involving a country embargoed or otherwise proscribed by the United States Department of State, including the People’s Republic of China.

The export of other Company commodities, software and technology (including technical data) is governed by the Export Administration Regulations (EAR), and the export of such products and technology may require the prior written authorization of the United States Department of Commerce.  When economic sanctions are imposed against a foreign country, the Company’s exports and imports of commodities, software and technology to or from that country may also require a license from the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC).  Associates should be aware that an export occurs under the EAR and OFAC regulations by an actual shipment or transmission of items (commodities, software or technology) out of the United States, or the release of technology or software subject to the EAR to a foreign national in the United States.  Permanent resident aliens of the United States and certain protected persons are not considered “foreign persons” under the EAR.

To ensure full compliance with United States export control laws and regulations, all associates should be aware of the following:

•        Associates are responsible for complying scrupulously with United States export control laws and regulations, including all applicable export licenses and other export authorizations issued by the United States government.

•        Associates are responsible for seeking guidance and/or direction from the Company’s Export Control personnel regarding export control issues before engaging in any exports.

•        Associates should be especially aware of the potential for exports in any dealings with foreign persons, such as going on foreign travel, hosting foreign visitors,

having technical interactions with foreign persons or engaging in marketing activities that address technical issues.

C.   Economic Sanctions Measures

OFAC administers United States economic sanctions against foreign countries, entities and individuals to counter external threats to United States national security, foreign policy or economy.  Loral complies, and all of its associates are required to comply, scrupulously with the OFAC-administered sanctions programs.  By law, “U.S. Persons” are required to comply with these sanctions.  U.S. Persons include:  United States citizens and permanent residents of the United States, wherever they are located; all entities organized in the United States (including their foreign branches); and all individuals, entities and organizations (collectively, “Persons”) actually located in the United States.  For the sanctions against Cuba and Iran, all entities owned or controlled by U.S. Persons, wherever organized or doing business (including foreign subsidiaries of United States firms), are also required by United States law to comply.  Loral is a U.S. Person.  Any associates of Loral, wherever located, who are United States citizens or permanent residents are U.S. Persons.  All Loral associates when in the United States (for business or pleasure) are U.S. Persons.  As a matter of Loral policy, associates of the Company who are not U.S. Persons are also required to comply with OFAC-administered sanctions at all times, as though they were U.S. Persons.

The Company and all of its associates are required to comply scrupulously with the conditions, limitations, provisos, requirements and terms of all “specific licenses” issued to Loral by OFAC and of all “general licenses” contained in OFAC’s regulations implementing the individual sanctions programs in connection with any export, import, re-export, transfer, sale, marketing activity or proposal by the Company.

Violations of United States economic sanctions may result in the imposition of civil or criminal penalties on individuals and, in certain cases, the entity for which they act.  Any associate who violates United States economics sanctions (or causes the Company to violate such sanctions) would be subject to disciplinary action, including potential termination of employment, in addition to any civil and/or criminal penalties imposed by the United States government.  Any associate, however, who notifies the Loral legal department when he or she suspects a sanctions violation may have occurred will not be subject to disciplinary action by the Company.

OFAC maintains comprehensive territorial sanctions relating to certain countries and regions (e.g., as of November 30, 2017, against Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine) (the “Target Countries/Regions”).  If comprehensive sanctions apply, the sanctions may apply not only to the territories of those countries and regions but also to entities owned or controlled by their governments, agents of such governments and, in most cases, residents of and Persons in those countries/regions.  Associates must review with the legal department, and obtain the prior clearance of the legal department for, any proposed activities involving or benefiting the governments, government agencies or government-controlled entities of these countries (wherever located), or Persons or service areas in these countries.

For a complete list of U.S. sanctions programs, please see the OFAC website at https://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx. Associates must review with the legal department,, and obtain the prior clearance of the legal department for, any proposed activities involving any of the countries included on the OFAC list of sanctions programs.

OFAC also maintains, and frequently updates, several lists of sanctioned persons and entities.  Chief among these is its list of “Specially Designated Nationals and Blocked Persons” (the “SDN List”), which contains the names of Persons whose property and property interests are blocked pursuant to one of the sanctions programs.  In addition, and of particular relevance to Loral is the Foreign Sanctions Evaders (FSE) List.  All entities on these two lists are “Target Persons”.1  Target Countries/Regions and Target Persons (including Persons located in a Target Country with whom transactions are generally prohibited by sanctions) are referred to collectively as “Sanctions Targets.”  U.S. Persons, including Loral and all of its associates are prohibited from engaging in transactions or dealings with these Sanctions Targets – directly or indirectly – without a license from OFAC or an applicable exemption.  The SDN List may be found on OFAC’s website at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx.  The OFAC website also keeps current the description of Target Countries/Regions and other programs comprising the United States sanctions regime.  OFAC-administered sanctions programs are dynamic and are subject to change at any time.

The United States also imposes sanctions against persons and entities in Ukraine and Russia.  Many of these persons and entities are now included on the OFAC SDN List.  In addition, the United States has imposed sanctions that target specific sectors of the Russian economy.  These are known as U.S. Sectoral Sanctions and are applied through four directives issued by OFAC.  These directives generally prohibit transactions in, provision of financing for, and other dealings in, new debt of longer than 30 (or in some cases 90) days maturity or new equity of the specified persons/entities.  Those entities that are subject to U.S. Sectoral Sanctions are included on the Sectoral Sanctions Identifications (SSI) List.  Associates must review with the legal department, and obtain the prior clearance of, the legal department, for, any proposed activities involving any entity included on the OFAC Sectoral Sanctions List.

Each sanctions program is different and responds to a different foreign policy context.  Associates must check on each program’s scope separately with Loral’s legal department.  Elements found in many of OFAC’s sanctions programs include prohibitions on (1) dealing in a Sanctions Target’s “property and property interests,”

1         The SDN List covers “specially designated nationals” of the Target Countries/Regions, designated Persons in or related to, various regimes, as well as designated terrorists and terrorist groups, designated narcotics traffickers, designated proliferators of weapons of mass destruction and other Persons related to UN Security Council sanctions, their respective designated financiers and certain designated property (including entities) of these Persons.  The FSE List includes foreign individuals and entities determined to have violated, attempted to violate, conspired to violate or caused a violation of U.S. sanctions on Syria or Iran or who have facilitated deceptive transactions for or on behalf of persons subject to U.S. sanctions.

defined very broadly to include assets, debts, contracts, contingent rights, patents, etc., including interests involving only partial ownership (referred to as “blocking” or “freezing” the property); (2) trade (exports, re-exports or imports) in goods, services and technology with a Target Country/Region or its government; (3) investment in a Target Country/Region; (4) performance of contracts with or in a Target Country/Region; (5) transportation to or from a Target Country/Region; and (6) facilitation (financing, guaranteeing, approving, etc.) by a U.S. person of a transaction with or benefiting a Sanctions Target where OFAC sanctions would prohibit the transaction if done directly by a U.S. Person or from the United States.

The blocking, exportation of services and facilitation prohibitions are interpreted by OFAC very broadly.  OFAC-administered sanctions affect Loral’s ability to enter into contracts with or benefiting Target Countries/Regions, or with Persons on the SDN List.  If new sanctions are imposed that block the property of Persons with whom Loral has uncompleted contractual commitments, the Company may be unable to perform under its contract, or may be required to obtain a license from OFAC before resuming any activities under the contract.  When sanctions prohibit exportation of technology to a Target Country/Region, an OFAC license may be required in addition to a license under the EAR or ITAR.  The sale of a satellite to a foreign Person with the knowledge that this Person intends to lease substantial transponder capacity to, for example, the government of Iran or any other Target Country/Region is likely to require an OFAC license, under the facilitation prohibition in the Iran sanctions.

Most OFAC sanctions programs include a statutory exemption for trade in “information and informational materials” in existence when the trade transaction is done, and not controlled for national security, nonproliferation or terrorism purposes under the EAR.  OFAC distinguishes between the information itself and the equipment needed to transmit the information.  For example, OFAC’s Iranian Transactions Regulations state that the exemption “does not exempt … or authorize … the sale or leasing of telecommunications transmission facilities (such as satellite links or dedicated lines) where such … sale or leasing is for use in the transmission of any data.”  (31 C.F.R. § 560.210(c)(4).)  Associates should not attempt to interpret the exemption except in consultation with their legal department.

To ensure full compliance with United States economic sanctions, all associates should be aware of the following:

•     Associates are responsible for complying scrupulously with United States economic sanctions, including the terms and conditions of any licenses, whether obtained by the Company for specific transactions or included in OFAC regulations.

•     Prior to entering into a contract with foreign entities, Loral associates are required to know their proposed customers – who they are, what they do, where they are based and how they will use the goods, technology or software.

Associates must seek advice from their legal department regarding economic sanctions issues if a proposed transaction involves, directly or indirectly, a Sanctions Target or an entity on the Sectoral Sanctions List.

7.      REPORTING, INVESTIGATING AND ENFORCEMENT

Loral is committed to maintaining an environment in which associates may raise questions or report violations or suspected violations of this Code and applicable governmental laws and regulations without fear of retribution.  Associates are encouraged to report all violations or suspected violations of this Code or applicable government laws and regulations and to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation, using the methods outlined below.

Associates are expected to cooperate in internal investigations of misconduct.  Loral will not allow retaliation for good faith reports of misconduct made by associates.  Any person who believes that he or she has been subject to retaliation for reporting a violation or possible violation may contact anyone designated below, and a prompt investigation will be conducted.

All Code Provisions (including FCPA, Export Control or OFAC, but excluding Employment Practices).  Violations or suspected violations relating to all provisions of the Code of Conduct (including violations or suspected violations relating to Loral’s dealings under government contracts or with government officials or relating to FCPA, Export Control or OFAC policy (Section 6 of the Code), but excluding Employment Practices) shall be reported, investigated and enforced as set forth below in Section 7.A.

Employment Practices.  Violations or suspected violations relating to Loral’s Employment Practices policy (Section 2 of the Code) shall be reported, investigated and enforced as set forth below in Section 7.B.

A.   Code of Conduct Violations2

With respect to violations or suspected violations relating to all provisions of the Code of Conduct (other than Employment Practices), an associate may contact:

•     The associate’s immediate supervisor; or

•     The supervisor’s immediate supervisor; or

•     Avi Katz, President, General Counsel and Secretary of Loral Space & Communications Inc.  The report may be made by calling (212) 338-5340, by fax to (212) 338-5616, by email to avi.katz@hq.loral.com or by mail to the following address:

2         The procedures set forth in this section 7.A. apply to all violations of the Code except for violations of the Company’s Employment Practices policy (Section 2), such as harassment, discrimination or retaliation.  The procedures for violations of the Company’s Employment Practices policy are set forth in Section 7.B.

Avi Katz

Loral Space & Communications Inc.

600 Fifth Avenue, 16th Floor

New York, New York 10020

In the alternative, an associate may call the Ethics Hotline to report any violations or suspected violations of this Code (See Section 7.C).

Investigation of prohibited actions involving directors or executive officers

Reports of alleged prohibited actions of this Code involving directors or executive officers of the Company will be reviewed by the Audit Committee.  After receiving a report of an alleged prohibited action, the Audit Committee will promptly take all appropriate actions necessary to investigate the matter.

If, after investigating a report of an alleged prohibited action by a director or executive officer of the Company, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Company’s Board of Directors.

Responsive action for Code violations involving directors or executive officers

Upon receipt of a determination that there has been a violation of this Code, the Board of Directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and shall include a written notice or notices to the individual involved that the Board of Directors has determined, as the case may be, that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board of Directors) and termination of the individual’s employment.  In determining what action is appropriate in a particular case, the Board of Directors shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

Investigation of prohibited actions not involving directors or executive officers

Actions prohibited by this Code involving anyone other than a director or executive officer will be reviewed by a specially assigned investigator, who will review them and, if appropriate, commence an immediate investigation.  Depending on the nature of and personnel involved in the report, the investigator may be a member of the Company’s Audit Committee or the Company’s legal department or another appropriate individual.  Communications between the associate and the investigator will be kept confidential to the fullest extent possible.

If, after investigating a report of an alleged prohibited action by an individual other than a director or executive officer of the Company, the investigator determines that a violation of this Code has occurred, the investigator will report such determination to the General Counsel.

Responsive action for Code violations not involving directors or executive officers

Upon receipt of a determination that there has been a violation of this Code, the General Counsel will take such preventative or disciplinary action as he deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

B.   Employment Practices Violations

Associates who believe that they have been the subject of unlawful discrimination or harassment of any kind are required to promptly report the matter to their direct manager or supervisor.  If an associate is not comfortable bringing a complaint to his or her immediate manager or supervisor, please immediately report the complaint as follows:

Contact:              Avi Katz

President, General Counsel and Secretary

Telephone #: (212) 338-5340

avi.katz@hq.loral.com

Any manager or supervisor who becomes aware of unlawful discrimination or harassment of any kind, including sexual harassment, has an obligation to report it promptly to Avi Katz at the corporate office, his or her direct manager, or any member of the management or executive management team.

Investigation of complaint

Loral is committed to promptly investigating every complaint and effectively resolving any instance of harassment or discrimination.  Each person making a complaint, the alleged harasser/discriminator and all knowledgeable employees have an obligation to cooperate fully with an investigation.  The investigation may include individual interviews with those involved and, when necessary, with individuals who may have observed the alleged conduct or may have relevant knowledge.  The complaint and investigation will be handled with sensitivity, under the direction of the Human Resources department and in some cases, one or more members of the Executive management team, or an outside investigator.  Confidentiality will be maintained throughout the investigation to the extent practical and appropriate under the circumstances, considering the sensitivities of all concerned.

Protection against retaliation for making a complaint

No one who objects to prohibited harassment or conduct, makes a good faith complaint, or assists in an investigation will be subjected to punishment, coercion, intimidation or retaliation.  Retaliation is a serious violation of this policy and will be treated with the same corrective action as would the harassment or discriminatory conduct itself.  Acts of retaliation must be reported immediately and will be investigated promptly.

Responsive action

Any person found to have committed prohibited discrimination, harassment or retaliation will be subjected to disciplinary action up to and including termination.

C.   Anonymous Ethics Hotline.

Any illegal or unethical action can put a company in an awkward situation.  Sometimes, the unethical actions of a few people can destroy an entire company and can result in loss of business, fines, penalties and ultimately debarment from government contracting.  If you are ever faced with an unethical situation, we need you to speak up.  Silence never helps, and, in fact, it can make an already bad situation much worse.  Your voice, however, can make a difference.  Speak up if you have concerns about workplace issues such as the following:

• Theft	• Conflicts of interest
• Fraudulent or inaccurate financial reporting	• Improper contact with government officials
• Abuse of company resources	• Harassment or discrimination
• Antitrust laws	• Copyright laws
• Disclosure of confidential information	• Environmental, health and safety laws
• Import/export laws	• Improper gifts or gratuities
• Alcohol or drug abuse	• Bribery or kickbacks
• Potential overbillings to government customers • Violations of U.S. sanctions laws	• Receipt of ill-gotten bid, proposal or government source selection information

To report any of the above, speak with your immediate supervisor or other manager.  If you have already spoken with a member of management or if you simply prefer to remain anonymous, call the Ethics Hotline.

How to Use the Ethics Hotline

Loral’s Ethics Hotline is a simple, effective way to register your concerns about any potentially unethical situation in your workplace.  The toll-free Ethics Hotline is available 24-hours a day, every day of the week, so you can even call from the privacy of your own home.  By calling the Ethics Hotline, you can remain completely anonymous throughout the reporting process.  No call-tracing or recording devices are ever used at the Ethics Hotline.  Even if you do choose to give your name, your call will be handled with the utmost confidentiality.

When you call the Ethics Hotline, a Communication Specialist employed by an outside compliance firm will ask you a series of questions to better understand the nature of your concern.  The Specialist then prepares a report that is forwarded for review and, if appropriate, investigation, to an independent, non-employee compliance officer who handles these matters for Loral.  At the end of your call, you are given a report number, a personal identification number (PIN), and a call-back date, after which you may follow-up on your report.  Simply reference the identification number when you call.  If additional information is needed from you before your concern can be resolved, you will be asked for it when you call back.

Call the Ethics Hotline even if you don’t have all of the facts.  The independent compliance officer will look into the information you can provide, attempt to verify it and then take appropriate action.

The Ethics Hotline is not intended to be a substitute for meaningful communication between you and your immediate supervisor.  If you have questions or concerns regarding normal operating procedures or suggestions for making your workplace more comfortable or efficient, please bring them directly to him or her.

Ethics Hotline:

888-301-8628

Toll-free, anonymous, all day, every day of the week